UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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MAC-GRAY CORPORATION
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FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Scott Solomon
Chief Financial Officer	Vice President
Mac-Gray Corporation	Sharon Merrill
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: tuc@investorrelations.com

Mac-Gray Announces First Quarter 2013 Financial Results

Reports Net Income of $2.9 Million, EPS of $0.19;

Posts Fourth Consecutive Quarter of Improved Profitability;

Reiterates Guidance for 2013

WALTHAM, MA, May 2, 2013 -- Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-family housing, today announced its financial results for the quarter ended March 31, 2013.

Mac-Gray reported revenue of $81.6 million for the first quarter of 2013, compared with $84.2 million in the first quarter of 2012.  Net income for the first quarter of 2013 was $2.9 million, or $0.19 per diluted share, compared with net loss of $767,000, or $0.05 per diluted share, for the first quarter of 2012.  First-quarter 2013 net income included a pre-tax unrealized gain of $181,000 related to interest rate derivative instruments, a pre-tax unrealized gain of $53,000 related to fuel commodity derivatives and $57,000 in incremental proxy-related costs. First-quarter 2012 net income included a pre-tax unrealized gain of $89,000 related to interest rate derivative instruments, a pre-tax unrealized gain of $250,000 related to fuel commodity derivatives, a loss of $3.8 million related to the early extinguishment of debt and $83,000 in incremental proxy-related costs. Excluding these items from both periods, adjusted net income for the first quarter of 2013 increased to $2.8 million, or $0.19 per diluted share, compared with adjusted net income of $1.2 million, or $0.08 per diluted share, for the same period of 2012.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to net income, as adjusted.

For the first quarter of 2013, Mac-Gray’s earnings before interest expense, provision for income tax expense, depreciation and amortization expense (EBITDA) was $17.5 million, compared with $12.7 million for the same period of 2012. EBITDA, excluding from both periods unrealized gains related to interest rate and fuel commodity derivative instruments, the loss on early extinguishment of debt, and incremental proxy-related costs, increased to $17.3 million for the first quarter of 2013, compared with $16.2 million in the year-earlier quarter.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income to EBITDA and EBITDA, as adjusted.

Comments on the First Quarter

“Mac-Gray’s first-quarter performance was strong and stable,” said Stewart G. MacDonald, Mac-Gray’s chief executive officer. “This was our fourth consecutive quarter of increased profitability without the benefit of meaningful revenue growth. Our income from operations margin improved year-over-year, adjusted EBITDA was up nearly 7%, and our adjusted earnings more than doubled.

“Although our same-location multi-housing revenue grew more than 1% from the first quarter last year, our core laundry facilities management revenue was down slightly due to one less day in this year, and a slightly smaller portfolio of laundry equipment in service, reflecting accounts we had chosen to discontinue during 2012. As expected, sales of commercial laundry equipment in the quarter were considerably lower than the very strong first quarter in 2012. As a result, our total revenue decreased 3% from the first quarter last year.

“While we are experiencing respectable usage growth in several markets due in part to high apartment occupancy rates, occupancy is not the sole driver of our business. To put this in perspective, last year’s first quarter same-location revenue increased 2.6%, even though the national apartment occupancy rate was lower than it is today. High rents come with high occupancy, and combined with a weak employment environment, low consumer confidence, stagnant wages and newly increased payroll taxes there is continuing pressure on discretionary consumer spending. Much like the retail, dining and entertainment sectors, laundering activity is to some extent discretionary and perhaps more so than in the past.

“Because we cannot control any of these variables having an impact on usage, our strategy in this unusually challenging environment is to continue focusing our capital allocation on the markets we have identified as having the greatest potential for stability in usage and profitable long-term growth.”

Outlook

“We remain guardedly optimistic in our outlook for 2013. We are carefully implementing our plan for selected vend increases across our entire portfolio. We are gradually shifting our usage to card-based platforms, which generate greater revenue than coin-based systems. We continue to allocate capital to growth in our most promising markets. In addition, we have been leveraging our commitment to service excellence as well as industry-leading technology, including our LaundryView ® and Change Point® platforms, to further differentiate Mac-Gray in its markets. These initiatives strongly position us to benefit from future growth as the overall economy improves. We remain committed to returning value to our shareholders in the years ahead,” MacDonald concluded.

Based on its first-quarter performance and current market conditions, the Company reiterated its 2013 guidance including:

•                  Revenue in the range of $328 million to $332 million;

•                  Capital expenditures in the range of $36 million to $39 million, including laundry facilities management contract incentives;

•                  Reduction of total funded debt in the range of $13 million to $16 million;

•                  Net income, as adjusted, in the range of $0.70 to $0.80 per diluted share; and

•                  EBITDA, as adjusted, in the range of $68 million to $71 million.

Net income, as adjusted, and EBITDA, as adjusted, exclude unrealized gains/losses related to interest rate derivative instruments and fuel commodity derivatives, and any one-time charges to income.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to apartment occupancy rates, and exclude the impact of any potential acquisitions. These estimates may be subject to fluctuations as a result of a number of factors and there can be no assurance that Mac-Gray’s actual results will not differ from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which management will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook. To hear a live broadcast of the call, visit the “Investor Relations” section of the Company’s website at www.macgray.com or dial (877) 709-8155 or (201) 689-8881.  If you are unable to listen to the live call, you can access a replay at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages laundry rooms located in 44 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Important Shareholder Information

The Company will hold its 2013 Annual Meeting of Stockholders on May 30, 2013. On April 29, 2013, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a definitive proxy statement in connection with the Annual Meeting and the solicitation of proxies (the “2013 Proxy Statement”). The 2013 Proxy Statement contains important information about Mac-Gray, the Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

The 2013 Proxy Statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, Mac-Gray’s filings with the SEC, including the 2013 Proxy Statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from Mac-Gray by directing a request to the Company at 404 Wyman Street, Suite 400, Waltham, Massachusetts 02451, Attention: Secretary. Such materials are also available at www.macgray.com/proxy.

Mac-Gray and its directors and executive officers are participants in the solicitation of proxies from Mac-Gray’s shareholders in connection with the Annual Meeting. Information regarding Mac-Gray’s directors and executive officers, including a description of their direct and indirect interests by security holdings, is contained in the 2013 Proxy Statement and in Mac-Gray’s 2012 Annual Report on Form 10-K filed with the SEC on March 15, 2013 (the “2012 Annual Report”).

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s plans for capital allocation, future growth, vend price increases, increased use of card-based platforms, return of value to shareholders, as well as estimates of the Company’s 2013 revenue, net income, as adjusted, EBITDA, as adjusted, capital expenditures and debt reduction, and statements regarding the Company’s Annual Meeting and related matters.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to renew long-term customer contracts, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 under “Risk Factors” and in other reports subsequently filed with the SEC. Mac-Gray undertakes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2012	2013

Revenue	$84,236	$81,593
Cost of revenue:
Cost of facilities management revenue	54,966	54,056
Depreciation and amortization	10,437	10,623
Cost of products sold	3,197	2,334
Total cost of revenue	68,600	67,013

Gross margin	15,636	14,580

Operating expenses:
Selling, general and administration expenses	9,771	8,032
Loss (gain) on sale or disposal of assets, net	14	(34)
Incremental costs of proxy contests	83	57
Total operating expenses	9,868	8,055

Income from operations	5,768	6,525

Interest expense, including change in fair value of non-hedged interest rate derivative instruments and amortization of deferred financing costs	3,342	1,665
Loss on early extinguishment of debt	3,762	—
Income before income tax expense	(1,336)	4,860
Income tax expense (benefit)	(569)	1,942
Net income (loss)	$(767)	$2,918
Other comprehensive gain, net of tax:
Unrealized gain on derivative instruments	138	129
Comprehensive income (loss)	$(629)	$3,047
Net income (loss) per share — basic	$(0.05)	$0.20
Net income (loss) per share — diluted	$(0.05)	$0.19
Weighted average common shares outstanding - basic	14,375	14,543
Weighted average common shares outstanding — diluted	14,375	15,018

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	March 31,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$14,328	$14,836
Trade receivables, net of allowance for doubtful accounts	5,835	5,158
Inventory of finished goods, net	1,284	2,172
Prepaid expenses, facilities management rent and other current assets	10,624	11,112
Total current assets	32,071	33,278
Property, plant and equipment, net	129,947	132,448
Goodwill	57,737	57,643
Intangible assets, net	169,640	168,588
Prepaid expenses, facilities management rent and other assets	12,014	12,090
Total assets	$401,409	$404,047

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,201	$1,154
Trade accounts payable and accrued expenses	22,866	21,952
Accrued facilities management rent	20,930	21,584
Total current liabilities	44,997	44,690
Long-term debt and capital lease obligations	190,969	191,436
Deferred income taxes	46,770	46,385
Other liabilities	1,386	1,386
Total liabilities	284,122	283,897
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock ($.01 par value, 5 million shares authorized no shares issued or outstanding)	—	—
Common stock ($.01 par value, 30 million shares authorized, 14,335,290 issued and outstanding at December 31, 2011, and 14,516,074 issued and outstanding at December 31, 2012)	145	146
Additional paid in capital	89,706	90,801
Accumulated other comprehensive loss	(130)	(1)
Retained earnings	27,566	29,204
Total stockholders’ equity	117,287	120,150
Total liabilities and stockholders’ equity	$401,409	$404,047

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2012	2013

Net income (loss), as reported	$(767)	$2,918

Income (loss) before income tax expense, as reported	$(1,336)	$4,860
Unrealized gain related to change in fair value of non-hedged interest rate derivative instruments (1)	(89)	(181)
Unrealized gain related to change in fair value of fuel commodity derivative instruments (2)	(250)	(53)
Loss on early extinguishment of debt (3)	3,762	—
Incremental costs of proxy contests (4)	83	57

Income before income tax expense, as adjusted	2,170	4,683
Income tax expense, as adjusted	923	1,871

Net income, as adjusted	1,247	2,812

Diluted earnings per share, as adjusted	$0.08	$0.19

(1)         Represents the unrealized gain on change in fair value of interest rate protection contracts, which do not qualify for hedge accounting treatment.

(2)         Represents the unrealized gain on change in fair value of fuel commodity derivatives which do not qualify for hedge accounting treatment

(3)         Represents the premium paid to redeem $100,000 of senior notes as well as a writeoff of deferred financing costs associated with our senior notes and a partial writeoff of deferred financing costs associated with our 2008 Credit Facility.

(4)         Represents additional costs incurred for legal advice and proxy solicitation in response to proxy contests relating to the Company’s 2012 and 2013 annual meetings.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes that the presentation of “Income from operations as adjusted” is useful to investors to enhance an overall understanding of our historical financial performance and future prospects.  Net income, as adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes critical operating decisions based upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s true economic performance year over year.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes,

Depreciation and Amortization (“EBITDA”) and EBITDA, as adjusted

(In thousands)

	Three months ended
	March 31,
	2012	2013

Net income (loss)	$(767)	$2,918

Interest expense	3,255	1,756
Income tax expense (benefit)	(569)	1,942
Depreciation and amortization	10,638	10,818
Amortization of deferred financing costs	176	90

EBITDA	12,733	17,524

Unrealized gain related to change in fair value of non-hedged interest rate derivative instruments (1)	(89)	(181)
Unrealized gain related to change in fair value of fuel commodity derivative instrument (2)	(250)	(53)
Loss on early extinguishment of debt (3)	3,762	—
Incremental costs of proxy contests (4)	83	57

EBITDA, as adjusted	$16,239	$17,347

(1)         Represents the unrealized gain on change in fair value of interest rate protection contracts which do not qualify for hedge accounting treatment.

(2)         Represents the unrealized gain on change in fair value of fuel commodity derivatives which do not qualify for hedge accounting treatment.

(3)         Represents the premium paid to redeem $100,000 of senior notes as well as a writeoff of deferred financing costs associated with our senior notes and a partial writeoff of deferred financing costs associated with our 2008 Credit Facility.

(4)         Represents additional costs incurred for legal advice and proxy solicitation in response to proxy contests relating to the Company’s 2012 and 2013 annual meetings.

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. EBITDA, as adjusted, is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and EBITDA, as adjusted, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA and EBITDA, as adjusted, are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA and EBITDA, as adjusted, as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and EBITDA, as adjusted, exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA and EBITDA, as adjusted, are different from those used in the covenants contained in our senior credit facilities.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and EBITDA, as adjusted, only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.